Exhibit 23J


                        CONSENT OF INDEPENDENT AUDITORS


               We consent to the incorporation by reference in this registration statement of AT&T Corp. on Form S-3 of our report, dated February 3, 1998, on the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which expressed an unqualified opinion and includes an explanatory paragraph referring to the emergence from the developmental stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) appearing in the Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.


                                              Deloitte & Touche LLP

Kansas City, Missouri
January 25, 1999